Exhibit 10.57

FIRST AMENDMENT TO

ZAZA ENERGY CORPORATION

2012 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT is hereby made to the Zaza Energy Corporation 2012 Long-Term Incentive Plan (the “Plan”) by ZaZa Energy Corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Company has heretofore established and maintains the Plan; and

WHEREAS, the Company retained the right in Section 1.7 of the Plan to amend the Plan from time to time; and

WHEREAS, in order to assure that there are sufficient shares of Common Stock of the Company available for future awards under the Plan, the Company desires to amend the Plan to add an evergreen provision to the share pool to ensure that annually additional shares are made available for issuance under the Plan.

NOW THEREFORE, subject to applicable approval of the shareholders of the Company, the Plan is amended as follows:

1.     Effective as of the date approved by the shareholders of the Company, Section 1.3(a) is amended by adding after the first sentence a new sentence as follows:

“Notwithstanding this limitation, on June 30 of each fiscal year of the Company, commencing on June 30, 2013, the aggregate number of shares of Common Stock that may be issued under the Plan shall be automatically increased by an additional amount equal to two percent (2%) of the then issued and outstanding shares of Common Stock.”

2.     Effective as of the date approved by the shareholders of the Company, Section 1.3(a) is amended by adding after the second sentence (determined before this Amendment) a new sentence as follows:

“Notwithstanding this Incentive Stock Option limitation, effective on June 30, 2013, in recognition of the annual increase in shares of Common Stock available under the Plan and the duration of the Plan, the maximum number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is 50,000,000 shares, subject to the maximum Plan share limit described above.”

3.     Section 1.3(a), as amended, is set forth below, with the amendments made hereunder in italics:

“1.3 Shares Subject to the Plan.

(a)  Authorized Shares.  The maximum number of shares of Common Stock that may be issued under the Plan shall be 7,000,000 shares.  Notwithstanding this limitation, on June 30 of each fiscal year of the Company, commencing on June 30, 2013, the aggregate number of shares of Common Stock that may be issued under the Plan shall be automatically increased by an additional amount equal to two percent (2%) of the then issued and outstanding shares of Common Stock.  The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is 7,000,000 shares.  Notwithstanding this Incentive Stock Option limitation, effective on June 30, 2013, in recognition of the annual increase in shares of Common Stock available under the Plan and the duration of the Plan, the maximum number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is 50,000,000 shares, subject to the maximum Plan share limit described above.  The foregoing limitations on the number of shares of Common Stock that may be issued and that may be subject to Awards are subject to adjustment as provided in Section 1.3(c).  The shares of Common Stock to be delivered under the Plan shall be fully paid and nonassessable and may be made available from authorized but unissued shares of Common Stock, treasury stock or shares of Common Stock acquired in the open market.  No fractional shares shall be issued under the Plan.  Payment for any fractional shares that would otherwise be issuable hereunder in the absence of the immediately preceding sentence shall be made in cash.  Each share of Common Stock that is the subject of an Award, including each share underlying an Award that is measured by shares but that is intended to be settled in cash, shall be charged against the foregoing maximum share limitations at the time the Award is granted and may not again be made subject to Awards under the Plan pursuant to such limitations.  Without limiting the generality of the foregoing, the number of shares of Common Stock remaining available for Award under the foregoing maximum share limitations, as reduced for charges In Respect of Awards made from time to time, shall not be increased (nor shall prior charges be reversed) for, among other things, shares of Common Stock (i) not issued and that cease to be issuable for any reason, including but not limited to forfeiture, revocation, cancelation or amendment of an Award or the settlement of an Award, in whole or in part, by the payment of cash, (ii) tendered in payment of the Exercise Price of any Option, (iii) tendered to or withheld by the Company to satisfy tax withholding or other obligations, and/or (iv) repurchased by the Company, whether with Option proceeds or otherwise.”

IN WITNESS WHEREOF, the Amendment is adopted and effective on the 30th day of May, 2013, the date approved by the shareholders of the Company.

ZAZA ENERGY CORPORATION

By:	/s/ Todd A. Brooks
Todd A. Brooks
President and Chief Executive Officer